UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 19, 2014

Date of Report (Date of earliest event reported)

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12760 High Bluff Drive, Suite 240
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-4288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Target Bonus Percentages and 2014 Corporate Goals

Our named executive officers are eligible to receive annual performance-based cash bonuses, which are generally based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.

On March 19, 2014, our board of directors approved the following changes to the target bonus percentages for our named executive officers:

Name and Title	New Target Bonus %

Krisztina M. Zsebo, Ph.D., President and Chief Executive Officer	55%

Rebecque J. Laba, Vice President, Finance and Administration	30%

Jeffrey J. Rudy, Vice President, Clinical Operations	30%

Fredrik Wiklund, Vice President, Corporate Development and Investor Relations	30%

In addition, our board of directors established five sets of corporate goals for 2014. The first set of goals, weighted at 30% towards overall corporate goal achievement, consists of clinical goals relating to our CUPID 2 trial for MYDICAR and additional clinical trials that we may initiate during 2014. The second set of goals, weighted at 10% towards overall corporate goal achievement, consists of biostatistics goals relating to the analysis of data from our CUPID 2 trial. The third set of corporate goals, weighted at 20% towards overall corporate goal achievement, consists of goals relating to regulatory activities in the United States and the European Union associated with MYDICAR and our companion diagnostic. The fourth set of goals, weighted at 20% towards overall corporate goal achievement, consists of manufacturing and controls related goals. The final set of goals, weighted at 20% towards overall corporate goal achievement, consists of financial and investor relations related goals. No specific individual goals were established for any of our named executive officers for 2014.

Annual Base Salaries

Our board of directors also approved changes to the annual base salaries for our named executive officers, effective beginning on March 19, 2014, as follows: $495,000 for Dr. Zsebo, $275,600 for Ms. Laba, $275,600 for Mr. Rudy and $244,100 for Mr. Wiklund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation
Dated: March 25, 2014

	By:	/s/ Krisztina M. Zsebo, Ph.D.
Krisztina M. Zsebo, Ph.D.
President and Chief Executive Officer